UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 24, 2017

PATTERSON-UTI ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22664	75-2504748
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10713 West Sam Houston Pkwy N., Suite 800 Houston, Texas		77064
(Address of principal executive offices)		(Zip Code)

(281) 765-7100

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Facility Commitment Increase

On January 24, 2017, Patterson-UTI Energy, Inc. (the “Company” and “our”) entered into an agreement with certain lenders under its revolving credit facility to exercise approximately $95.8 million of the $100 million commitment increase feature available thereunder in order to increase the aggregate commitments under the revolving credit facility to approximately $595.8 million. The effectiveness of the aggregate commitment increase is subject to certain conditions, including the consummation of our previously announced merger with Seventy Seven Energy Inc. (“SSE”), the repayment and termination of the SSE credit facility and an offering of the Company’s common stock that results in gross offering proceeds to the Company of not less than $300 million by May 31, 2017, as well as other customary conditions.

The foregoing is qualified in its entirety by reference to the Commitment Increase Agreement, dated as of January 24, 2017, by and among the Company, certain subsidiaries of the Company party thereto, Wells Fargo Bank, N.A., as administrative agent, issuer of letter of credit and swing line lender and the other lenders party thereto, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Commitment Increase Agreement, dated as of January 24, 2017, by and among the Company, certain subsidiaries of the Company party thereto, Wells Fargo Bank, N.A., as administrative agent, issuer of letter of credit and swing line lender and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON-UTI ENERGY, INC.

By:	/s/ John E. Vollmer III
Name:	John E. Vollmer III
Title:	Senior Vice President – Corporate Development, Chief Financial Officer and Treasurer

January 24, 2017

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Commitment Increase Agreement, dated as of January 24, 2017, by and among the Company, certain subsidiaries of the Company party thereto, Wells Fargo Bank, N.A., as administrative agent, issuer of letter of credit and swing line lender and the other lenders party thereto.

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